Exhibit 4.22

SECOND SUPPLEMENTAL INDENTURE, dated as of May 31, 2005 (this “Second Supplemental Indenture”), by and between Hexion Specialty Chemicals, Inc. (formerly known as Borden Chemical, Inc. and as successor to Resolution Performance Products Corp.), a New Jersey corporation (“Hexion”), RPP Capital Corporation, a Delaware corporation (“RPP Capital” and, together with Hexion, the “Issuers”), each of the parties identified as a New Guarantor on the signature pages hereto (each a Delaware corporation, the “New Guarantors”), and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, Resolution Performance Products Corp. (formerly known as Resolution Performance Products LLC), a Delaware corporation (“RPP Corp.”), RPP Capital and the Trustee have entered into that certain Indenture dated as of April 9, 2003 (as amended by the First Supplemental Indenture dated as of the date hereof the “Indenture”) providing for the issuance of 9½% Senior Second Secured Notes due 2010 (the “Securities”);

WHEREAS, pursuant to the transaction contemplated by that certain Transaction Agreement dated as of April 22, 2005, among RPP Holdings LLC, Resolution Performance Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One Inc., BHI Merger Sub Two Inc. and Hexion, RPP Corp. merged (the “Merger”) with and into Hexion, with Hexion as the surviving entity and therefore, pursuant to Section 5.2 of the Indenture, Hexion has succeeded to, and has been substituted for, and may exercise every right and power of, RPP Corp. under the Indenture, the Securities and any Subsidiary Guarantee;

WHEREAS, Section 5.1(a) of the Indenture provides that in the case of the Merger, the surviving entity shall expressly assume by supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all of the Securities and the performance of every covenant of the Securities and the Indenture on the part of the RPP Corp. to be performed or observed;

WHEREAS, Section 4.21 of the Indenture provides that if Hexion organizes or acquires any Domestic Restricted Subsidiary after the Issue Date, under certain circumstances, Hexion shall, among other things, (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such New Domestic Restricted Subsidiary shall unconditionally guarantee all of Hexion’s obligations under the Securities and the Indenture and (ii) cause such New Domestic Restricted Subsidiary to promptly execute and deliver to the Trustee a Subsidiary Guarantee;

WHEREAS, the New Guarantors are all Domestic Restricted Subsidiaries of Hexion that were not previously required to become Guarantors under the Indenture prior to the date hereof, but which are required to become Guarantors under the Indenture on the date hereof;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Second Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, Hexion, the

New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

ASSUMPTION BY SURVIVING ENTITIES

1.1	Assumptions of the Securities and the Indenture

Hexion, as the surviving entity of the Merger, hereby assumes RPP Corp.’s due and punctual payment of the principal of, and premium, if any, and interest on all of the outstanding Securities issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of RPP Corp.

ARTICLE II

GUARANTEES

2.1	Guarantees by the New Guarantors

Each of the New Guarantors hereby agree, jointly and severally with all other Guarantors, to unconditionally guarantee on a senior subordinated basis all of the Issuers’ obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture.

ARTICLE III

MISCELLANEOUS

3.1	Ratification of Indenture; Second Supplemental Indenture Part of Indenture

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.2	Severability

In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.3	Capitalized Terms

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

3.4	Effect of Headings

The Article and Section headings of herein are for convenience only and shall not effect the construction of this Second Supplemental Indenture.

3.5	Trustee Makes No Representations

The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

3.6	Certain Duties and Responsibilities of the Trustee

In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.7	Governing Law

THIS SECOND SUPPLEMENTAL INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Second Supplemental Indenture, the Securities or the Subsidiary Guarantees.

3.8	Counterparts

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

[signature page follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ George Knight
	Name:	George Knight
	Title:	Vice President – Finance and Treasurer

RPP CAPITAL CORPORATION

By:	/s/ George Knight
	Name:	George Knight
	Title:	Vice President

NEW GUARANTORS

BDS TWO, INC.

BORDEN CHEMICAL FOUNDRY, INC.

BORDEN CHEMICAL INVESTMENTS, INC.

BORDEN U.S. FINANCE CORP.

BORDEN SERVICES COMPANY

BORDEN CHEMICAL INTERNATIONAL, INC.

OILFIELD TECHNOLOGY GROUP, INC.

BAKELITE NORTH AMERICA HOLDING COMPANY

BAKELITE EPOXY POLYMERS CORPORATION

By:	/s/ George Knight
	Name:	George Knight
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Yana Kalichikova
	Name:	Yana Kalachikova
	Title:	Associate